Exhibit 2.2
EXECUTION COPY
SIGNIFICANT STOCKHOLDER AGREEMENT
          This Significant Stockholder Agreement, dated as of September 7, 2008 (this “Agreement”), is entered into by and between Mediacom Communications Corporation, a Delaware corporation (the “Company”), and Rocco B. Commisso, the Chief Executive Officer, Chairman of the Board of Directors (the “Board”) and a significant stockholder of the Company (the “Stockholder”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 5.1 of this Agreement.
RECITALS
          WHEREAS, the Company received an offer, dated July 7, 2008, from certain entities affiliated with William Morris (the “Selling Entities”) with respect to a transaction or transactions (the “Proposed Transaction”) pursuant to which the Selling Entities would exchange all of the shares of Class A Common Stock of the Company beneficially owned by them for all of the issued and outstanding capital stock of a newly formed, wholly owned subsidiary of the Company, which would, directly or indirectly, hold cash and certain cable television systems currently owned and operated by the Company;
          WHEREAS, the Board has formed a special committee, consisting of three independent and disinterested members of the Board (the “Special Committee”), to consider the Proposed Transaction;
          WHEREAS, in considering the Proposed Transaction, the Special Committee has determined that it is advisable and in the best interests of the Company and its stockholders (other than the Stockholder and his Affiliates) to condition the Company’s entry into the Proposed Transaction on, among other things, the Stockholder entering into this Agreement;
          WHEREAS, the Company, Shivers Investments, LLC and Shivers Trading and Operating Company are entering into a Share Exchange Agreement, dated the date hereof (the “Share Exchange Agreement”) in respect of the Proposed Transaction; and
          WHEREAS, the Stockholder has agreed to enter into this Agreement in connection with the Proposed Transaction.
          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I.
EXTRAORDINARY STOCKHOLDER TRANSACTIONS
          Section 1.1. Extraordinary Stockholder Transaction. The Stockholder agrees that, prior to the second anniversary of the date of this Agreement, the Stockholder shall not, and shall cause his Affiliates not to, consummate an Extraordinary Stockholder Transaction, unless the consummation of such Extraordinary Stockholder Transaction is conditioned on receipt of the recommendation in favor of such Extraordinary Stockholder Transaction by a majority of either (x) the Disinterested Directors that are members of the Board or (y) the members of a special committee of the Board consisting entirely of Disinterested Directors. The Stockholder further agrees that any public disclosure by the Stockholder or his Affiliates made prior to the second anniversary of the date of this Agreement proposing an Extraordinary Stockholder Transaction will reference that the consummation of any such Extraordinary Stockholder Transaction will be subject to the receipt of the recommendation referred to in the immediately preceding sentence.
          Nothing set forth in this Agreement shall be deemed to prohibit the Stockholder and his Affiliates from (i) selling or otherwise disposing of all or a portion of the Securities beneficially owned by Stockholder and his Affiliates and (ii) voting all Securities beneficially owned by Stockholder and his Affiliates with respect to any Buyout Transaction that does not constitute an Extraordinary Stockholder Transaction.
          Section 1.2. Approval by Disinterested Directors. Any decisions by the Company pursuant to or in respect of this Agreement (including, for the avoidance of doubt, any decision to waive compliance with any provision of this Agreement or amend or voluntarily terminate this Agreement) shall be approved in advance by a majority of the Disinterested Directors.
          Section 1.3. Not Applicable to Stockholder in Other Capacities. Nothing herein contained shall (a) restrict, limit or prohibit Stockholder from exercising (in his capacity as a director or officer) his fiduciary duties to the stockholders of the Company under applicable law, (b) require Stockholder, in his capacity as an officer of the Company, to take any action in contravention of, or omit to take any action pursuant to, or otherwise take or refrain from taking any actions which are inconsistent with, instructions or directions of the Board undertaken in the exercise of its fiduciary duties or (c) restrict, limit or prohibit Stockholder from voting all Securities beneficially owned by Stockholder as such Stockholder determines in his sole discretion, other than in connection with the approval of any Extraordinary Stockholder Transaction that would violate the terms of Section 1.1.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company represents and warrants to the Stockholder as follows:
          Section 2.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
          Section 2.2. Authority. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity.
          Section 2.3. No Conflicts. The execution, delivery and performance by the Company of this Agreement do not (i) violate or conflict with any provision of the Company’s Restated Certificate of Incorporation or Amended and Restated By-Laws; (ii) violate any provision of any statute, law, code, ordinance, treaty, policy, judgment, order, injunction, decree, rule, consent, writ, determination, arbitration award, rule or regulation of or by any federal, state, foreign or other governmental or public body, agency or authority, or subdivision thereof, instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, applicable to the Company or any of its properties or assets; or (iii) violate, conflict with, result in a breach of or the loss of any benefit under, constitute (with due notice or lapse of time or both) a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, any of the terms, conditions or provisions of any material contract, note, bond, lease, loan agreement, mortgage, security agreement, indenture, deed or trust, license, agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties, assets or business is subject.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
          The Stockholder represents and warrants to the Company as follows:
          Section 3.1. Authority. This Agreement has been duly and validly executed and delivered by the Stockholder and is a legal, valid and binding obligation of such Stockholder enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity.
          Section 3.2. No Conflicts. The execution, delivery and performance by the Stockholder of this Agreement do not violate, conflict with, result in a breach of or the loss of any benefit under, constitute (with due notice or lapse of time or both) a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, any of the terms, conditions or provisions of any material contract, note, bond, lease, loan agreement, mortgage, security agreement, indenture, deed or trust, license, agreement or instrument to which the Stockholder is a party or by which he is bound or to which any of his properties, assets (including any Securities) or business is subject.
          Section 3.3. Ownership of Securities. Except as set forth on Schedule 3.3 to this Agreement, as of the date of this Agreement, the Stockholder does not beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) any Securities.
ARTICLE IV.
TERMINATION
          Section 4.1. Termination. This Agreement will terminate automatically and cease to be of any further force and effect upon the termination of the Share Exchange Agreement. In the event the Closing does not occur or the Share Exchange Agreement is terminated, then this Agreement will be deemed void ab initio and will be of no force and effect. Subject to Section 4.2, this Agreement may be terminated with the mutual written consent of the Company, after approval by a majority of the Disinterested Directors, and the Stockholder.
          Section 4.2. Effect of Termination. Notwithstanding the termination of this Agreement following the Closing pursuant to Section 4.1, Article V and this Section 4.2 shall survive termination of this Agreement.
ARTICLE V.
MISCELLANEOUS PROVISIONS
          Section 5.1. Terms Defined. As used in this Agreement, the following terms have the respective meaning set forth below:
     (a) “Affiliate” shall mean, with respect to any specified Person (the “Subject”): (i) any Person directly or indirectly controlling, controlled by or under common control with the Subject; (ii) each Person serving as an officer, director, partner or trustee (or in any similar capacity) of the Subject or any Person controlling or controlled by the Subject; or (iii) any trust, company or other entity, directly or indirectly controlled by or for the benefit of any Person described in clauses (i) or (ii) above; provided that the Company and its direct and indirect subsidiaries shall not be deemed to be Affiliates of the Stockholder or controlled by the Stockholder for purposes of this Agreement.
     (b) “Business Day” shall mean any day other than a Saturday, a Sunday or any day on which commercial banks are permitted or required to be closed in New York City.
     (c) “Buyout Transaction” shall mean any tender or exchange offer or merger or other business combination involving the Company, including any “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 under the Exchange Act).
     (d) “Company Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, and the Class B Common Stock, par value $0.01 per share, of the Company.
     (e) “Disinterested Director” shall mean any member of the Board (other than the Stockholder) who is not an employee of the Company, an Affiliate of the Stockholder or a parent, sibling, spouse or child (whether natural or adoptive) of the Stockholder.
     (f) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     (g) “Extraordinary Stockholder Transaction” shall mean any transaction or proposed transaction or series of related transactions in which the Stockholder (in his capacity as such) or his Affiliates, directly or indirectly, effect, or seek, offer or publicly propose to effect, or participate with any Person to effect, (A) any acquisition of material assets of the Company, (B) any Buyout Transaction, or (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company.

     (h) “Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.
     (i) “Securities” shall mean any shares of Company Common Stock, securities convertible into or exchangeable for shares of Company Common Stock or derivative positions with respect to shares of Company Common Stock or securities convertible into or exchangeable for shares of Company Common Stock.
          Section 5.2. Notices. All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:
     (a) if to the Company, to Mediacom Communications Corporation, 100 Crystal Run Road, Middletown, NY 10941, facsimile: (845) 695-2699, marked for the attention of the Board of Directors, with a copy to the Company’s General Counsel or chief legal officer, or at such other address or facsimile number as the Company may have furnished in writing to the Stockholder; and
     (b) if to the Stockholder, to Rocco B. Commisso, facsimile: (845) 695-2639, or at such other address or facsimile number as Stockholder may have furnished in writing to the Company;
Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery, if a Business Day and delivered during regular business hours, otherwise the first Business Day thereafter; if mailed by overnight courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.
          Section 5.3. Amendments. The terms, provisions and conditions of this Agreement may not be changed, modified, waived or amended in any manner except by an instrument in writing duly executed by the Company (in accordance with Section 1.2) and the Stockholder.
          Section 5.4. Assignment; Parties in Interest.
          (a) Assignment. Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated by any party hereto except with the prior written consent of the Company and the Stockholder.
          (b) Parties in Interest. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective permitted successors and assigns.
          Section 5.5. Expenses. Each party shall bear its own fees and expenses incurred in connection with its or his performance under this Agreement, including all fees and out-of-pocket and other costs of its respective legal counsel, financial advisers and accountants.

          Section 5.6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants or agreements except as specifically set forth herein. The Schedule to this Agreement is incorporated herein and made a part hereof and is an integral part of this Agreement.
          Section 5.7. Descriptive Headings. The descriptive headings of the several sections (including subsections) of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
          Section 5.8. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed and delivered by any one or more parties hereto (including by facsimile or other similar means of electronic transmission), and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
          Section 5.9. Governing Law; Venue. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made and performed therein. Each of the parties hereto irrevocably agrees that any and all disputes, claims or proceedings arising out of, relating to or in connection with this Agreement or its subject matter and the rights and obligations arising hereunder, or for recognition and enforcement of any settlement or judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Agreement, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          Section 5.10. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) “including” means “including but not limited to”; (c) “or” is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; (e) provisions apply to successive events and transactions; and (f) “$” means the lawful currency of the United States of America.
          Section 5.11. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument or writing referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument or writing. Furthermore, in lieu of any such invalid, illegal or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement or such instrument or other writing a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.
          Section 5.12. Specific Performance. Without limiting or waiving in any respect any rights or remedies of any party under this Agreement now or hereinafter existing at law or in equity or by statute, each party acknowledges and agrees that the other party would be damaged irreparably in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, and that a party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such party may be entitled, at law or in equity.
          Section 5.13. Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement shall survive the execution of this Agreement.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

MEDIACOM COMMUNICATIONS CORPORATION
By:	/s/ Rocco B. Commisso
	Name:	Rocco B. Commisso
	Title:	Chairman and Chief Executive Officer

STOCKHOLDER

/s/ Rocco B. Commisso
Rocco B. Commisso